Exhibit 10.5
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
Amendment 1
BISx Development, Purchase and License Agreement
This Amendment 1 to the BISx Development, Purchase and License Agreement dated the 28th day of January, 2004 (the “Agreement”), by and between Aspect Medical Systems, Inc. (“Aspect”) and Draeger Medical Systems, Inc. (“Draeger”) is made as of this 26th day of August 2009 (“Amendment Effective Date”).
WHEREAS, in accordance with Section 25.10 of the Agreement, the Parties desire to amend the Agreement as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:
1.	Exhibits

a) “Exhibit A: Aspect Products and Purchase Prices” is replaced by the attached “Exhibit A: Aspect Products and Purchase Prices”.

b) “Exhibit B: Specifications: Aspect BISx Kit” is replaced by the attached “Exhibit B: Specifications: Aspect BISx KIT”.

c) “Exhibit C Contact Persons/Addresses” is replaced by the attached “Exhibit C Contact Persons/Addresses”

2. Section 2 of the Agreement will be replaced by the following:

“Aspect’s Bispectral Index” or “BIS” is Aspect’s proprietary processed EEG parameter that may be used as an aid in monitoring the effects of certain anesthetic agents.

“Draeger Patient Monitors” means systems currently installed that have had the necessary software upgrades to be BIS compatible, as well as the Delta model monitors currently in production. Draeger Patient Monitors may include future models of Draeger monitors at Draeger’s choice and discretion.

“BISx” is the integrated solution of Aspect’s BIS Engine processing technology and the DSC-XP which can process 2 channels of EEG.

“BISx4” is the integrated solution of Aspect’s BIS Engine processing technology and the DSC-XP which can process either 2 or 4 channels of EEG.

“DSC-XP” is Aspect’s Digital Signal Converter using XP technology; a predecessor technology to the BISx. The DSC-XP is a small box that is kept close to the patient that converts the analog EEG signals to digital signals for processing the BIS value.

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“Aspect BISx Kit” is the Aspect components of the Draeger BISx System that are developed and manufactured by or for Aspect and licensed/sold to Draeger under this Agreement including the BISx and the Patient Interface Cable (“PIC”) or the BISx4 and the Four Channel Patient Interface Cable (“PIC4”).

“Fixed Monitor Cable” is a cable that is semi-permanently attached to the BISx and connects the BISx to the Draeger Patient Monitor. This cable will be primarily designed by Aspect with assistance from Draeger and supplied as part of the Aspect BISx Kit. It can be disconnected from the BISx only by a qualified service person.

“Detachable Monitor Cable” is a cable that connects the BISx to the Draeger Patient Monitor. This cable will be primarily designed by Draeger, with assistance from Aspect and supplied by Draeger or its manufacturer for final assembly with the Aspect BISx Kit.

“Pod-Com Interface” is a Draeger proprietary interface used to connect external devices to the Draeger Patient Monitoring Systems.

“Pod-Com Connector” is the connector that will be integrated into the BISx system that will allow the Detachable Monitor Cable to plug into the BISx unit.

“Draeger BISx System” is the combined Aspect BISx Kit and Monitor Cable.

“Aspect BIS Sensor” means a single use disposable sensor manufactured by Aspect for use with the Aspect BISx Kit in the OR and ICU that is required to generate Aspect’s Bispectral Index. These sensors include the BIS Quatro Sensor, the BIS Extend Sensor, the BIS Bilateral Sensor and the BIS Pediatric Sensor.

“Aspect BIS Engine” is the predecessor processing unit of the BISx for deriving BIS data from the raw EEG signal and consists of a PC board and connectors. This component is used in OEM modules to provide the BIS index on modular patient monitoring systems.

“Aspect Products” means Aspect BISx Kit and any other product that can be ordered by Draeger as listed in Exhibit A (Aspect Products and Purchase Prices).

“Software” means Aspect software programs in binary code form that are designed for use with the Aspect BISx Kit.

“Documentation” means the BISx Serial Interface Specification.

“Party” or “Parties” shall mean Aspect and Draeger each individually or jointly.

“Affiliate” shall mean, with respect to either Aspect or Draeger, any other business entity which, directly or indirectly, controls, is controlled by, or is under common control with Aspect or Draeger, respectively.
3.	Section 4.3 of the Agreement is hereby replaced by the following:
4.3	Distribution of Aspect BIS Sensors.

(a) Global Distribution

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Draeger may sell [**] of Aspect BIS Sensors (either [**]) with each Draeger BISx System sold to the customer purchasing the corresponding Draeger BISx System. These sensors are solely for resale to end-users at the time of sale of the Draeger BISx System.

Draeger can [**] beyond the effective date of this Addendum [**] with long term contracts closed prior to [**] and Aspect agrees to honor Draeger sensor purchase commitments for contracts executed prior to this date by selling directly to the Draeger central procurement site currently located at Luebeck, Germany.

Draeger agrees to supply Aspect with a list of customers that have entered into long-term BIS Sensor purchasing contracts which extend beyond [**] (“Pre-existing Supply Obligation List”), along with anticipated [**] for the remainder of the contract time.

If any dispute arises regarding the status of long-term sensor contracts, Aspect will have the right to have an independent auditor review the sensor contracts. If any sales are not aligned with the agreed upon list of pre-existing customers, Draeger will cease sales to that account and Draeger will retroactively pay Aspect an [**] for every sensor previously sold outside the Pre-existing Supply Obligation List. Aspect will [**] current sensor pricing and quantities for pre-existing supply obligations (per 2004 Agreement, using 2007 sales levels for determining the appropriate price) in order for Draeger to supply sensors to such customers until [**] or the end-user chooses to buy directly from Aspect. Draeger agrees not to renew any long-term BIS Sensor supply contracts currently in place.

(b) Draeger may purchase Aspect BIS Sensors (Starter Kit of 5 BIS Quatro Sensors or Starter Kit of 5 BIS Pediatric Sensors) for demonstration purposes. Aspect BIS Sensors purchased for demonstration use may not be resold to customers.

(c) Prices Prices for Aspect BIS Sensors purchased by Draeger hereunder shall be as set forth in Exhibit A (Aspect Products and Purchase Prices).

(d) Draeger, or its Affiliates, may continue to sell Aspect BIS Sensors beyond the date of this Amedment to customers in territories or regions where Aspect has entered into, or may enter into, distribution agreements with Draeger or its Affiliates to sell and market Aspect BIS Sensors.
4.	Section 5.4 of the Agreement will be replaced by the following:
5.4	Installed Base Reporting

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On a [**] basis, Draeger will report the number of BISx Systems installed during that [**], dates of installation and overall base of BISx Systems by hospital [**] Draeger, Draeger will then report BISx Systems [**]. This information will be [**].
5.	Section 6.1 of the Agreement is hereby replaced with the following
6.1	Commissions on Sales of Aspect BIS Sensors.

For each Aspect BIS Sensor sold by Aspect to Draeger customers for use with Draeger BISx Systems, Aspect shall pay Draeger a commission equal to [**] percent of the net sales revenue (invoice price after discounts) billed by Aspect for such Aspect BIS Sensors. Aspect shall pay such commissions to Draeger on a [**] basis. With such [**] payments, Aspect shall provide to Draeger a list of Draeger customers to which such sales were made, the number of sensors sold in that [**], and the net revenue billed for the sale of the sensors by Aspect. This [**] payment shall be provided to Draeger no later than [**] following the end of each [**]. In the event that Aspect’s standalone BIS monitors and/or, the BIS modules and/or the BISx Systems of other manufacturers have also been installed at such sites in addition to Draeger BISx Systems, Draeger will be entitled to a [**] percent commission only on BIS Sensor sales intended for use with Draeger BISx Systems. A pro rata determination will be based on the total number of BIS units of different types installed at such locations during the period according to Aspect’s installed base records. To facilitate such calculations, Draeger will be responsible for providing Aspect with the documentation required in Section 5.4, and Aspect shall be responsible for providing Draeger with accurate information regarding the total number of non-Draeger units which have been installed, and are in use, at such sites. In such situations where information is not available at a hospital level, it will be calculated at an aggregate regional level. For example, [**] Draeger commission will be calculated [**]. The information [**].

The commission amounts above will be reduced on a prorated basis to reflect customers which continue to purchase from Draeger beyond the effective date of this addendum with long term contracts closed prior to [**] as defined in Section 4.3(a). For example, if [**]% of Draeger customers continue to purchase from Draeger through long-term contracts beyond [**], the overall commission will be reduced by [**]%. As customers transition from Draeger to Aspect during the term of the agreement, the commission will be increased accordingly. The commission reduction calculation shall not include sales of Aspect BIS Sensors under, and in compliance with, distribution agreements as described in Section 4.3(d).

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The commissions described in this Section 6.1 shall be payable for a period of [**] years after the initial installation of a Draeger BISx System with a Draeger Patient Monitoring System at the relevant customer site.
6.	Section 7.3 of the Agreement is eliminated.

7.	Section 22.1 of the Agreement is hereby replaced by the following:
22.1	Term and Renewal
The initial term of this Agreement shall commence on the Effective Date and continue through December 31st, 2012, unless earlier terminated as provided herein. The term of this Agreement shall thereafter be renewed automatically for successive twelve (12) month periods, unless either Party provides written notice of termination to the other Party at least sixty (60) days prior to expiration of the Agreement.
8.	Capitalized terms used, but not defined, herein shall have the meaning ascribed to them in the Agreement.
9.	Except as amended by this Amendment 1, the Agreement shall remain in full force and effect. After the Amendment Effective Date, every reference in the Agreement or this Amendment 1 to the “Agreement” shall mean the Agreement as amended by this Amendment 1.

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Acceptance of this Amendment 1 is indicated by signatures below.

Aspect Medical Systems, Inc.		Draeger Medical Systems, Inc.

By:	/s/ Neal Armstrong	By:	/s/ Bernd Nagel

	Name: Neal Armstrong Title: Chief Financial Officer		Name: Bernd Nagel Title: VP Strategic Sourcing

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EXHIBIT A
REVISED ASPECT PRODUCTS AND PURCHASE PRICES
A)	DRAEGER BISx SYSTEMS:

Aspect Part		Unit of	List
Number	Product Description	Measure	Price
186-0195-DM	Draeger BISx System with BISx	1 each	[**]
186-XXXX-DM	Draeger BISx System with BISx4	1 each	[**]

Cumulative Annual
Total Volume (in	Draeger BISx	Draeger BISx
units)** (Calendar	Systems with BISx*	Systems with
Year)	186-0195-DM	BISx4*
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

*	Pricing assumes the current cost of the Fixed Monitor Cable less $[**] as defined in Section 7.4(a) of the Agreement.

**	Total calculation includes all Draeger BISx System types (as further described in Section E below).
C) BIS DISPOSABLE SENSORS

Aspect Part	Draeger Part		Unit of	Draeger
Number	Number	Product Description	Measure	Price
186-0100*		BIS Standard Sensor	Box of 25	[**]
186-0106*		BIS Quatro Sensor	Box of 25	[**]
186-0200*		BIS Pediatric Sensor	Box of 25	[**]

186-0212*	719-0018-00	BIS Bilateral Sensor	Box of 10	[**]

*	Limit one box of sensors sold upon initial installation of a Draeger BISx System.

*	For the purposes of One Time Tender Offers, Draeger will be allowed to purchase sensors at the current published International list price (as of July 2, 2009 : [**]) minus a [**]% discount. Draeger will provide Aspect notification of this occurrence along with Hospital information and quantities sold.

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ii)	Demonstration Sensors:

Aspect Part	Draeger Part		Unit of	Draeger
Number	Number	Product Description	Measure	Price
186-0150		BIS Quatro Starter Kit	Box of 5	[**]
186-0206		BIS Pediatric Starter Kit	Box of 5	[**]
Demonstration Sensors cannot be resold by Draeger.
E)	CALCULATION OF VOLUME DISCOUNT:

For the purpose of calculating the volume discount for a given calendar year, all Draeger BISx Systems (excluding Aspect Products that are shipped free of charge) will be included in the total volume discount calculation, e.g. Draeger BISx Systems including both BISx and BISx4 devices.

The initial pricing for a given calendar year is based on the total volume of Draeger BISx Systems purchased in the prior calendar year. For example, if [**] Draeger BISx Systems were purchased in year 1, the initial volume pricing level for year 2 will be the [**] unit price level. The Parties agree that, for the period beginning on the Amendment Effective Date and continuing through December 31, 2008, pricing will start at the [**] unit price level.

If a higher volume level of Draeger BISx Systems sales is achieved during a given calendar year, the price on only those Draeger BISx Systems purchased after achieving the higher volume level will reflect the price associated with the appropriate volume level achieved. All price adjustments will apply on a going forward basis only. For example, if midway through year two, [**] Draeger BISx Systems are purchased, the price on the [**] Draeger BISx System will reflect the next volume break.

F)	CURRENCY

United States Dollars

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EXHIBIT B
SPECIFICATIONS: ASPECT BISx KIT
PRODUCT DESCRIPTION

The Aspect BISx Kit includes a PIC+, BISx Device, and a Host Monitor Cable. The Aspect BISx kit will here forth be referred to as BISx. The BISx4 Kit includes a 4 channel PIC, BISx4 Device, and a Host Monitor Cable. The BISx4 kit will here forth be referred to as BISx4.

BISx is a device that acquires up to two channels of EEG and computes BIS and other EEG parameters. BISx4 is a device that acquires up to four channels of EEG and computes BIS and other EEG parameters. Both the BISx and BISx4 are designed to mate with Aspect’s XP platform 1 or 2 channel sensors. The BISx4 is designed to additionally interface with Aspect’s Bilateral sensor, which is required for acquisition of 4 channels of EEG. BISx and BISx4 have no display or user interface. They plug into a host monitor system for display of EEG and processed parameters. BISx and BISx4 are designed for use wherever sedative drugs are administered, including but not limited to the following environments: Operating rooms, Intensive Care Units, Procedural Sedation, and Clinical Research areas.

BISx and BISx4 interface to one or more of the following interfaces: standard RS-232 asynchronous interface, RS-232 type asynchronous interface but with TTL 3.3V signal levels, or Universal Serial Bus (USB) interface. All interface versions also support USB interfacing for software upgrade and download purposes. BISx and BISx4 can be connected and disconnected to an already powered up host monitor. The host monitor should automatically detect its presence and configure it accordingly.

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The BISx connects to a sensor via the Aspect Patient Interface Cable (here forth referred to as PIC+). The PIC+ is nominally 4.5 ft. long. The PIC+ connection is integral to the enclosure (no pigtail), and can be detached from the BISx device for service or replacement without the use of tools. The enclosure is sealed against liquid ingress even when the PIC+ is detached.

The BISx4 connects to a sensor via the Aspect 4 channel Patient Interface Cable (here forth referred to as CM PIC). The CM PIC is nominally 54 inches long. The CM PIC connection is integral to the enclosure (no pigtail), and can be detached from the BISx4 device for service or replacement without the use of tools. The enclosure is sealed against liquid ingress even when the PIC+ is detached.

The BISx and BISx4 are attached to the host monitoring system via a nominal 9-foot monitor cable. The host connector of the monitor cable is host system dependent and is the source of future development with Draeger. The wire is narrow and highly flexible multi-conductor cable used to supply power from the host monitor to the BISx/BISx4 as well as allow communication between the devices. Additionally, the inability of the host monitor to provide the BISx specified power requirements or communication requirements may be addressed through the inclusion of a circuit which is integral to the host monitor cable.

The host monitor cable connection to the BISx/BISx4 device is integral to the enclosure (no pigtail), and may require the use of tools for detachment from the BISx/BISx4 device enclosure for the purposes of service or replacement. The enclosure is sealed against liquid ingress only when the monitor cable is attached. There are no adjustable parts inside the BISx. The cables may be replaced without opening the enclosure.

The BISx and BISx4 include software which is stored in reprogrammable FLASH memory. Software upgrades can be accomplished via the serial / USB interface. Each BISx and BISx4 is given a unique serial identifier, allowing for electronic identification and tracking of every BISx/BISx4.

PRELIMINARY TECHNICAL SPECIFICATIONS (Unless otherwise noted specifications apply to both the BISx and BISx4)

Physical Specifications
BISx Kit
Size: 95.3 mm (3.75”) diameter x 63.5 mm (2.5”) height
Weight:   approx 8.0 oz without cables
                approx 10.0 oz including PIC+
BISx Integral Cables
Host Monitor Cable: 2.74m (9ft)
Patient Interface Cable (PIC+): 1.4m (4.5 ft)

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BISx4 Kit

Size: 95.3 mm (3.75”) diameter x 63.5 mm (2.5”) height
Weight: 227g (8.0 oz) without cables
BISx4 Integral Cables

Host Monitor Cable: 2.74m (9ft)
Patient Interface Cable (CM PIC): 1.4m (4.5 ft)
Safety Specifications
•	The BISx and BISx4 comply with the essential requirements of the Medical Device Directive 93/42/EEC, as well as IEC 60601-1 and IEC 60601-2-26.

•	They are both Type BF applied parts. Both the BISx and BISx4 have internal optical coupling and an isolation transformer for patient isolation.

•	Both are protected against damage from defibrillation as long as the sensor is not located between the defibrillator pads and is resistant to artifact from electrosurgery.

•	United States federal law restricts these devices to sale by or on the order of a physician.

•	BISx, BISx4, and cables are latex free.
Environmental Specifications

Liquid Ingress: IEC 529 IPX4

Temperature
0 to 40 degrees C operating
-40 to 70 degrees C storage

Humidity
10% to 95% non-condensing operating
10% to 95% non-condensing storage

Pressure

480 to 1067 hPa operating (Approx -1250 to 20,000 feet)
116 to 1067 hPa storage (Approx -1250 to 50,000 feet)
Performance Specifications

Measurement Ranges
Bispectral Index (BIS): 0 to 100 unitless scale
Electromyographic Strength (EMG): 25 to 100 dB where 1 µV2=40dB
Signal Quality Index (SQI): 0 to 100%
Suppression Ratio (SR): 0 to 100%
Spectral Edge Frequency (SEF): 0.5 to 30.0 Hz
Total Power: 40 to 100 dB where 1 µV RMS=40dB
Burst Count: 0 to 30
Noise (EEG Waveform) < 0.3 µVRMS (2.0 µV peak-to-peak)
BIS Numeric Update Frequency Once per second
EEG Bandwidth 0.25 to 100 Hz (- 3dB)
Patient Leakage <10uA

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EXHIBIT C
CONTACT PERSONS/ADDRESSES
Contact Persons and Responsibilities at Aspect:

Person	Title	Responsibility	Email
Bob Cormier	Director, Sales Operations	Contract	rcormier@aspectms.com
Ronda Kalis	Product Manager, OEM	Marketing	rkalis@aspectms.com
Steve Mesrobian	Director, OEM Engineering	Project Manager	smesrobian@aspectms.com
Christine Vozella	Senior Director, RA/QA	Quality and Regulatory Matters	cvozella@aspectms.com
James Charest	OEM Engineer	Technical Design Issues	jcharest@aspectms.com

Mailing Address:	Aspect Medical Systems, Inc.
One Upland Road
Norwood, MA 02062
Contact Persons and Responsibilities at Draeger:

Person	Title	Responsibility	Email
Marketing
Engineering
Contracts
Project Management

Mailing Address:	Draeger Medical Systems, Inc. 6 Tech Drive Andover, MA 08010

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